Exhibit 99.2

Sunpeaks Ventures Engages Former All-Star Player and Current Professional Basketball Head Coach as National Clotamin Spokesperson

SILVER SPRING, Md., March 17, 2012 /PRNewswire via COMTEX/ -- Sunpeaks Ventures, Inc.'s (pinksheets:SNPK) (the "Company" or "Sunpeaks Ventures") wholly owned subsidiary Healthcare Distribution Specialist, LLC ("HDS") is pleased to announce that they have entered into an agreement with former All-Star player and professional basketball coach, Paul Silas, as national spokesperson for Clotamin®. Clotamin is the world's first specialized OTC multivitamin product designed exclusively for use by patients on Warfarin® and other anticoagulants (blood thinners).

Coach Silas is currently a professional basketball head coach and nominee for the Naismith Basketball Hall of Fame Class of 2012. During his 15+ year professional playing career, Silas collected more than 10,000 points and 10,000 rebounds, won three championship rings, and was twice named to the All-Star team. He ranks in the Top 20 for career games played, rebounding, and playoff rebounding. Since his retirement from active play, Paul has spent time as a popular professional basketball television commentator and as head coach with several professional basketball teams.

"We couldn't be happier about having Paul as part of our team. We noticed his name when we were shipping his Clotamin and reached out to him about working with us and he couldn't have been nicer," stated Mackie A. Barch, CEO of Sunpeaks. "We plan to launch a ad campaign featuring Paul to help drive Clotamin into new markets and distribution channels."

About Sunpeaks Ventures, Inc.Sunpeaks Ventures, Inc. and its wholly owned subsidiary Healthcare Distribution Specialists, LLC ("HDS"), is a nationally focused, value-added distributor of specialty drugs and over-the-counter ("OTC") branded multivitamins to the healthcare provider market. HDS also owns and markets Clotamin®, a specialized over-the-counter multivitamin product designed exclusively for use by patients also on Warfarin®, a popular blood thinner that has a long list of known adverse drug and food interactions.

For additional information, please visit www.sunpeaksventures.com.

Contact: Financial Insights 888-248-8491 or info@sunpeaksventures.com

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